UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

Washington Banking Company

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-24503	91-1725825
(Commission File Number)	(I.R.S. Employer Identification Number)

450 SW Bayshore Drive

Oak Harbor, WA 98277

(Address of principal executive offices) (Zip Code)

(360) 679-3121

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Washington Banking Company (the “Company”) entered into an Underwriting Agreement dated November 24, 2009 with RBC Capital Markets Corporation, as representative of the underwriters listed therein (collectively the “Underwriters”), providing for the offer and sale in a firm commitment offering of 5,000,000 shares of the Company’s common stock, no par value per share, sold by the Company at a price of $9.00 per share ($8.55 per share, net of underwriting discounts). In addition, pursuant to the terms of the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of the Company’s common stock to cover over-allotments, if any. The Company has made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and the Registration Statement related to the offering of the shares. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events.

On November 24, 2009, the Company issued a press release announcing that it had raised gross proceeds of approximately $45.0 million through the public offering of 5,000,000 shares of common stock at a price of $9.00 per share and granted the Underwriters an option to purchase up to 750,000 additional shares of common stock. A copy of the press release relating to the announcement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit 1.1—Underwriting Agreement dated November 24, 2009

Exhibit 5.1—Opinion of Roberts Kaplan LLP regarding validity of shares offered pursuant to the Prospectus Supplement

Exhibit 99.1—Press release dated November 24. 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY

Dated: November 24, 2009	By:	/S/ RICHARD SHIELDS
Richard A. Shields EVP and Chief Financial Officer